EXHIBIT 10.1
ROBBINS & MYERS, INC.
2004 STOCK INCENTIVE PLAN AS AMENDED
Section 1. Purpose
     The purpose of the Plan is to promote the long-term success of the Company by providing financial incentives to persons who are in positions to make significant contributions toward the Company’s success. The Plan is designed to attract individuals of outstanding ability to employment or other service with the Company and its subsidiaries and to encourage them to acquire a proprietary interest in the Company through stock ownership, to continue in the service of the Company and its subsidiaries, and to render superior performance during their period of employment or other service with the Company.
Section 2. Definitions
     Wherever the following capitalized terms are used in this Plan, they shall have the meanings specified below.
     (a) “Award” means an award of an Option, Restricted Share Award, Share Unit Award, Performance Award or Share Award granted under the Plan.
     (b) “Award Agreement” means an agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant.
     (c) “Board” means the Board of Directors of the Company.
     (d) “Change of Control” means and shall be deemed to have occurred on (i) the date upon which the Company is provided a copy of a Schedule 13D, filed pursuant to Section 13(d) of the Securities Exchange Act of 1934 indicating that a group or person, as defined in Rule 13d-3 under said Act, has become the beneficial owner of 20% or more of the outstanding Voting Shares or the date upon which the Company first learns that a person or group has become the beneficial owner of 20% or more of the outstanding Voting Shares if a Schedule 13D is not filed; (ii) the date of a change in the composition of the Board such that individuals who were members of the Board on the date two years prior to such change (or who were subsequently elected to fill a vacancy in the Board, or were subsequently nominated for election by the Company’s shareholders, by the affirmative vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two year period) no longer constitute a majority of the Board; (iii) the date the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Shares of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Shares of the surviving entity) at least 80% of the total voting power represented by the Voting Shares of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the date shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

     (e) “Code” means the Internal Revenue Code of 1986, as amended.
     (f) “Committee” means the committee referred to in Section 4.
     (g) “Common Shares” means the common shares, without par value, of the Company.
     (h) “Company” means Robbins & Myers, Inc., an Ohio corporation, and when used with reference to employment of a Participant or services as a director, Company includes any Subsidiary of the Company.
     (i) “Date of Grant” means the date on which an Award under the Plan is made by the Committee, or such later date as the Committee may specify to be the effective date of the Award.
     (j) “Disability” means that because of an injury or sickness the Participant is unable to perform any occupation for which the Participant is qualified, or may reasonably become qualified, by reason of education, training, or experience, whether or not a job involving such occupation is available with the Company.
     (k) “Eligible Person” means any person who is an employee, officer, or director of the Company or any Subsidiary or any person who is determined by the Committee to be a prospective employee, officer, or director of the Company or any Subsidiary and who becomes such an employee, officer or director within six months of the Date of Grant.
     (l) “Fair Market Value” means the closing price of a Common Share on the date when the value of a Common Share is to be determined, as reported on the New York Stock Exchange-Composite Transactions Tape; or, if no sale of Common Shares is reported on such date, then the next preceding date on which a sale occurred; or if the Common Shares are no longer listed on such exchange, the determination of such value shall be made by the Committee in accordance with applicable provisions of the Code and related regulations promulgated under the Code.
     (m) “Gross Misconduct” means engaging in any act or acts involving conduct which violates Company policy or is illegal and which results, directly or indirectly, in personal gain to the individual involved at the expense of the Company or a Subsidiary.
     (n) “Incentive Stock Option” means an Option that is an Incentive Stock Option, as defined in Section 422 of the Code.
     (o) “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

     (p) “Option” means a right to purchase Common Shares at a specified price; “Optionee” means the holder of an Option.
     (q) “Participant” means an Eligible Person who holds an outstanding Award.
     (r) “Performance Award” means an award under Section 8 under which a Participant has a right to receive Restricted Shares, Common Shares, cash, or a combination thereof, contingent upon the attainment of performance objectives determined in the discretion of the Committee as more fully set forth at Section 8.
     (s) “Plan” means the Robbins & Myers, Inc. 2004 Stock Incentive Plan as set forth herein and as amended from time to time.
     (t) “Restricted Share Award” means an Award under Section 7 under which a Participant receives Common Shares that are nontransferable and subject to substantial risk of forfeiture until specific conditions are met; “Restricted Shares” means Common Shares, which are the subject of a Restricted Share Award.
     (u) “Subsidiary” means an entity (whether or not a corporation) of which more than 50% of the voting stock in the case of a corporation, or other equity interest having voting power in the case of an entity that is not a corporation, is owned or controlled, directly or indirectly, by the Company.
     (v) “Section 162(m) Award” means any Award that is intended to qualify for the performance-based compensation exemption under Section 162(m)(4)(c) of the Code and the regulations promulgated thereunder.
     (w) “Share Award” means an Award under Section 10 entitling a Participant to Common Shares that are free of transfer restrictions and forfeiture conditions.
     (x) “Share Unit Award” means an Award under Section 9 entitling a Participant to a payment of a unit value based on the Fair Market Value of a Common Share.
     (y) “Voting Shares” means any securities of the Company, which vote generally in the election of directors of the Company.
Section 3. Common Shares Subject to the Plan
     Section 3.1. Aggregate Limitation. The maximum number of Common Shares that may be issued pursuant to the Plan shall be One Million Two Hundred Thousand (1,200,000), subject to adjustment in accordance with Section 3.3. The Common Shares that may be issued pursuant to the Plan may be authorized and unissued Common Shares or Common Shares held in the Company’s treasury. To the extent that any Award payable in Common Shares is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the Common Shares covered thereby will no longer be charged against the foregoing maximum share limitation and may again be made subject to Awards under the Plan. In addition, if any Common Shares are exchanged by a Participant or withheld from a Participant as full or partial payment to the Company of the exercise price or tax withholding upon exercise or payment of an Award, then the number of Common Shares that shall be charged against the maximum number of Common shares that may be issued pursuant to the Plan shall be reduced by the number of Common Shares so exchanged or withheld. Any Awards settled in cash shall not be counted against the share limitation set forth in this Section 3.1.
     Section 3.2. Per Participant Limitations. The maximum number of Common Shares that may be granted as Awards to a Participant in any fiscal year of the Company is as follows:
     (a) With respect to Options, no more than 100,000 Common Shares may be subject to options granted in the year, subject to adjustment in accordance with Section 3.3;
     (b) With respect to Restricted Common Shares (not issued in connection with Performance Awards), no more than $500,000 in Common Shares, based on the Fair Market Value of the shares on the Date of Grant, may be awarded in the year;
     (c) With respect to Performance Awards, no more than $1,000,000 in Common Shares, based on the Fair Market Value of the shares on the Date of Grant, may be awarded in the year;
     (d) With respect to Share Unit Awards, no more than $500,000 in Share Unit Awards, based on the Fair Market Value of a Common Share on the Date of Grant, may be awarded in the year; and
     (e) With respect to Stock Awards, no more than $500,000 in Common Shares, based on the Fair Market Value of the shares on the Date of Grant, may be awarded in the year.
     Section 3.3. Adjustment in Share Limitations. Adjustment in Share Limitations. If there shall occur any recapitalization, reclassification, stock dividend, stock split, reverse stock split, other distribution with respect to the Common Shares other than a regular quarterly cash dividend, or other change in corporate structure affecting the Common Shares (each of the foregoing is hereinafter referred to as a “Corporate Transaction”), or any merger, reorganization, or consolidation, the Committee may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause an adjustment to be made in (i) the maximum number and kind of shares provided in Section 3.1, (ii) the maximum number and kind of shares or units set forth in Sections 3.2, (iii) the number and kind of Common Shares, units, or other rights subject to then outstanding Awards, (iv) the price for each share or unit or other right subject to then outstanding Awards, (v) the performance measures or goals relating to an Award and (v) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, to the extent that a Corporate Transaction involves a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Common Shares underlying outstanding awards under this Plan to change, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend (an “Equity Restructuring”), the Committee shall be required to make or provide for such adjustments set forth in the preceding sentence that, in its sole discretion, are required to equalize the value of the outstanding awards under this Plan before and after the Equity Restructuring. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall be made in a manner consistent with the requirements of Section 424(a) of the Code.
     Section 3.4. Fractional Common Shares. No right to purchase, or to be issued fractional Common Shares, shall result from any adjustment in Awards pursuant to this Section 3. In the case of any such adjustment, the Common Shares subject to the Award shall be rounded down to the nearest whole share.
     Section 3.5. Merger or Other Reorganization. Any other provision of the Plan or an Award Agreement to the contrary notwithstanding, in the event the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.
Section 4. Administration
     Section 4.1. Committee. The Plan shall be administered by a Committee of the Board, comprised of three or more directors, who shall from time to time be appointed by, and serve at the pleasure of, the Board. Solely to the extent deemed necessary or advisable by the Board, each director serving on the Committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, (ii) an “outside director” within the meaning of Code Section 162(m), and (iii) an “independent director” within the meaning of rules adopted by the New York Stock Exchange.
     Section 4.2. Authority. The Committee shall have and exercise all the power and authority granted to it under the Plan. Subject to the provisions of the Plan, the Committee shall have authority in its sole discretion from time to time (i) to designate from Eligible Persons the persons to whom Awards are granted; (ii) to prescribe such limitations, restrictions and conditions upon any such awards as the Committee shall deem appropriate, including establishing and administering performance measures in Section 11, and certifying whether the performance measures have been met; (iii) to interpret the Plan and to adopt, amend and rescind rules and regulations relating to the Plan; and (iv) to make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.
     Section 4.3. Committee Actions. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting at which a quorum is present, or acts reduced to or approved in writing by all members of the Committee, shall be acts of the Committee. All such actions shall be final, conclusive, and binding. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

     Section 4.4. Interpretation and Construction. Section 162(m) Awards are intended to qualify as performance-based compensation within the meaning of Code Section 162(m)(4)(C). Any provision of the Plan that would prevent a Section 162(m) Award from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.
Section 5. Eligibility; Awards
     Section 5.1. Eligible Persons. The Committee may grant Awards to Eligible Persons.
     Section 5.2. Awards. Awards may be granted in any one or more combinations of (i) Incentive Stock Options, (ii) Nonqualified Stock Options, (iii) Restricted Share Awards, (iv) Performance Awards, (v) Stock Unit Awards, and (vi) Share Awards. All Awards shall be subject to such other terms and conditions as may be established by the Committee. Determinations by the Committee under the Plan, including without limitation, designation of Participants, the form, amount and timing of Awards, the terms and provisions of Awards, and the written agreements evidencing Awards, need not be uniform and may be made selectively among Eligible Persons who receive, or are eligible to receive, Awards hereunder, whether or not such Eligible Persons are similarly situated.
     Section 5.3. Employment. The Plan and the Awards granted hereunder shall not confer upon any person the right to continued employment with the Company or affect in any way the right of the Company to terminate the employment of any person at any time and for any reason.
Section 6. Options
     The Committee may grant Incentive Stock Options and Nonqualified Stock Options and such Options shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:
     Section 6.1. Option Price. The option price per Common Share with respect to each Option shall be determined by the Committee but shall not be less than the Fair Market Value of a Common Share on the Date of Grant.
     Section 6.2. Period of Option. The period of each Option shall be fixed by the Committee but in no case may an option be exercised more than ten years after its Date of Grant.
     Section 6.3. Exercise of Option. Subject to the provisions of Section 6.4 relating to continuous employment or other service, an Option may be exercised with respect to all Common Shares covered thereby or may be exercised with respect to a specified number of Common Shares over a specified period or periods as determined by the Committee. Any Common Shares not purchased during a specified period may be purchased thereafter at any time prior to the expiration of the Option unless the Committee determines otherwise. The Committee may at any time remove or alter any restriction on exercise of an Option that was imposed by the Committee.

     Section 6.4. Termination of Service. No Option may be exercised under the Plan after the Optionee’s employment or other service with the Company has terminated except that an Option may, subject to the ten year limitation at Section 6.2, be exercised (i) within 30 days after the Optionee’s employment or other service with the Company ceases, if the cause of cessation of employment or other service was other than retirement, disability, death or termination of employment or other service by the Company for Gross Misconduct; (ii) within one year of cessation of employment in the case of early retirement except that the Committee may, in its discretion, in the case of early retirement, extend the period of exercise to a date not more than three years after cessation of employment; and (iii) within three years of cessation of employment or other service in the case of normal retirement, death or disability. After termination of employment or other service, Options may be exercised only to the extent they could have been exercised on the date of the Optionee’s termination of employment or other service. Whether authorized leave of absence or absence for military or governmental service shall constitute a termination of employment or other service shall be determined by the Committee.
     Section 6.5. Additional Rules Applicable to Incentive Stock Options. Except as may otherwise be permitted by the Code, the following additional rules shall be applicable to Incentive Stock Options:
     (a) Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee of the Company or any Subsidiary for purposes of Treasury Regulations applicable to Incentive Stock Options.
     (b) Annual Limits; Limits on Grants to Holders of 10% or More. No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the Common Shares with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company, any Subsidiary, or any parent corporation, would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking Options into account in the order in which granted. To the extent that any Common Shares subject to an Option granted under the Plan are not eligible to subject to an Incentive Stock Option because of the foregoing limitations, the Common Shares shall be treated as being subject to a Nonqualified Stock Option granted under the Plan. In addition, no Incentive Stock Option shall be granted to an Eligible Person who possesses, directly or indirectly (within the meaning of Code Section 424(d)), at the time of grant more than 10% of the combined voting power of all classes of stock of the Company unless the option price is at least 110% of the Fair Market Value of the Common Shares subject to the Option on the date such Option is granted and such Incentive Stock Option is not exercisable after the expiration of five years from the date of grant.

     (c) Other Terms and Conditions; Nontransferability. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of this Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code. An Incentive Stock Option shall by its terms be nontransferable other than by will, by the laws of descent and distribution, or by designation of a beneficiary pursuant to this Plan and shall be exercisable during the lifetime of a Participant only by such Participant or a Participant’s legal guardian as permitted under Section 422 of the Code.
     (d) Disqualifying Dispositions. If Common Shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the issuance of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.
     Section 6.6. Option Exercise; Payment; Tax Withholding. Subject to such terms and conditions as shall be specified in an Award Agreement and the Plan, an Option may be exercised in whole or in part by notice in the form required by the Company, together with payment of the aggregate exercise price therefor. Unless otherwise specified in the Award Agreement, payment of the exercise price may be made as follows: (i) in cash, (ii) payment in Common Shares that have been held by the Participant for at least six months (or such other period as the Committee may deem appropriate for purposes of applicable accounting rules) by actual delivery of such Common Shares to the Company or by in accordance with the attestation procedure at Section 6.7, valued at the Fair Market Value of such shares on the date of exercise, (iii) by a delivery of a notice in the form acceptable to the Committee that the Participant has placed a market sell order (or similar instruction) with a broker with respect to Common Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the exercise price (conditioned upon the payment of such net proceeds), (iv) by a combination of the methods described above, or (v) by such other method as may be approved by the Committee and set forth in the Award Agreement.
     Section 6.7 Attestation Procedure. If a Participant desires to pay the Option price by delivery of already-owned Common Shares, the Participant may either physically deliver the already-owned Common Shares or follow the attestation procedure set forth in this Section 6.7. To attest to the ownership of already-owned Common Shares, the Participant shall submit to the Company a signed statement at the time of exercise of an Option that (i) sets forth the number of Common Shares already-owned by the Participant that are to be used in payment of the Option price, (ii) confirms that the Participant is the owner of such payment shares, and (iii) if such payment shares are registered in the Participant’s name, sets forth the certificate numbers(s) of such payment shares. Such payment shares shall be treated as having been delivered to the Company by the Participant on the date of exercise, and the Company shall issue to the Participant a certificate for the number of Common Shares being purchased, less the number of payment shares. The Committee shall have the authority to amend the foregoing procedure from time to time or to limit its use in such manner as the Committee may in its discretion determine.
     Section 6.8. Repricing and Reloads Prohibited. Neither the Committee nor the Board shall cause the cancellation, substitution or amendment of an Option that would have the effect of reducing the exercise price of an Option previously granted under the Plan, except in accordance with an adjustment permitted under Section 3.3. No Option granted under the Plan may provide for the automatic grant of another Option upon the exercise of the underlying Option without further action by the Committee.
Section 7. Restricted Share Awards
     Section 7.1. Grant of Restricted Share Awards. A Restricted Share Award may be granted to any Eligible Person selected by the Committee. A Restricted Share Award granted to an Eligible Person represents Common Shares that are issued subject to such vesting and transfer restrictions as the Committee shall determine and set forth in an Award Agreement. The Committee may grant Restricted Share Awards that are Section 162(m) Awards, as well as Restricted Share Awards that are not Section 162(m) Awards.
     Section 7.2. Vesting Requirements. The restrictions imposed on shares granted under a Restricted Share Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement, provided, however, that unless the vesting requirements are based on specified performance goals and measures set forth in the Award Agreement at the time of the Award or the Restricted Shares are issued in lieu of cash compensation, then the shares shall vest over a not less than three-year period, with up to one-third of the shares available for vesting on or after the first annual anniversary date of the date of Award, up to an additional one-third of the shares available for vesting on or after the second annual anniversary date, and the remaining shares subject to the Award being available for vesting on or after the third annual anniversary date. Notwithstanding the foregoing, the Committee may accelerate the vesting of a Restricted Share Award in the event of a Change of Control or the termination of the Participant’s employment as a result of disability or death. Such vesting requirements may be based on the continued employment or other service of the Participant with the Company or its Subsidiaries for a specified time period or periods. Such vesting requirements may also be based on the attainment of specified performance goals or measures established by the Committee in its sole discretion, but no performance period for the attainment of specified performance goals or measures shall be less than one year. In the case of any Restricted Share Award that is a Section 162(m) Award, any such performance-based vesting requirements shall be based upon the performance criteria identified in Section 11 hereof, and the terms of the Award shall otherwise comply with the requirements described in Section 11 hereof. If the vesting requirements of a Restricted Share Award shall not be satisfied, the Award shall be forfeited and returned to the Company.
     Section 7.3. Restrictions. Shares granted under any Restricted Share Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Share Award being forfeited and returned to the Company. The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Share Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted under a Restricted Share Award will remain in the physical custody of the Company or an escrow holder until all restrictions are removed or have expired.
     Section 7.4. Rights as a Shareholder. Subject to the foregoing provisions of this Section 7 and the applicable Award Agreement, the Participant will have all rights of a shareholder with respect to the shares granted to him under a Restricted Share Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Share Award is granted.
     Section 7.5. Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Share Award, the Participant shall be required to file, within 30 days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Share Award is conditioned upon the Participant’s refraining from making an election with respect to the Award under Section 83(b) of the Code.
Section 8. Performance Awards
     Section 8.1. Grant of Performance Awards. The Committee may grant Performance Awards under the Plan which represent the right to receive a specified number Common Shares or their equivalent value, referred to herein as Performance Shares, if performance goals established by the Committee for a performance period are satisfied. The value of each Performance Share is equal to the Fair Market Value of a Common Share on any applicable date of determination. The Committee may grant Performance Awards that are Section 162(m) Awards, as well as Performance Awards that are not Section 162(m) Awards. At the time a Performance Award is granted, the Committee shall determine, in its sole discretion, the applicable performance period and performance goals to be achieved during the performance period, as well as such other conditions as the Committee deems appropriate. The performance goals applicable to a Performance Award grant may be subject to adjustments as the Committee shall deem appropriate to reflect significant unforeseen events, such as changes in law, accounting practices or unusual or nonrecurring items or occurrences. The Committee’s authority to make such adjustments shall be subject to such limitations as the Committee deems appropriate in the case of a Performance Award that is a Section 162(m) Award. In the case of any Performance Award that is a Section 162(m) Award, performance-goals shall be based upon the performance criteria identified in Section 11.2 hereof, and the terms of the Award shall otherwise comply with the requirements described in Section 11 hereof.
     Section 8.2. Payment of Performance Awards. At the end of the performance period, the Committee shall determine the extent to which performance goals have been attained in order to establish number of Performance Shares that have been earned. Payments for Performance Shares earned, if any, shall generally be made as soon as practicable following the end of the performance period, subject to any tax withholding requirements. The Committee, in its discretion, may elect to make payment of the Performance Awards in Restricted Shares, Common Shares, cash or any combination of the foregoing.
Section 9. Share Unit Awards
     Section 9.1. Grant of Share Unit Awards. A Share Unit Award may be granted to any Eligible Person selected by the Committee. A Share Unit Award is an Award to an Eligible Person of a number of hypothetical share units with respect to Common Shares that are granted subject to such vesting and transfer restrictions and conditions of payment as the Committee shall determine and set forth in an Award Agreement. The value of each unit under a Share Unit Award is equal to the Fair Market Value of a Common Share on any applicable date of determination. The Committee may grant Share Unit Awards that are Section 162(m) Awards, as well as Share Unit Awards that are not Section 162(m) Awards. A Share Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Share Unit Award may be granted, at the discretion of the Committee, together with a dividend equivalent right with respect to the same number of Common Shares.
     Section 9.2. Vesting of Share Unit Awards. On the Date of Grant, the Committee shall determine, in its sole discretion, any vesting requirements with respect to a Share Unit Award, which shall be set forth in the Award Agreement, provided that the Committee may accelerate the vesting of a Share Unit Award at any time. Vesting requirements may be based on the continued employment or other service of the Participant with the Company or its Subsidiaries for a specified time period or periods. Vesting requirements may also be based on the attainment of specified performance goals or measures established by the Committee in its sole discretion. In the case of any Share Unit Award that is a Section 162(m) Award, any such performance-based vesting requirements shall be based upon the performance criteria identified in Section 11.2 hereof, and the terms of the Award shall otherwise comply with the requirements described in Section 11 hereof. A Share Unit Award may also be granted on a fully vested basis, with a deferred payment date.
     Section 9.3. Payment of Share Unit Awards. A Share Unit Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. The payment with respect to each share unit under a Share Unit Award shall be determined by reference to the Fair Market Value of one Common Share on each applicable payment date. Payment may be made, at the discretion of the Committee, in cash, Restricted Shares or Common Shares, or in a combination thereof, subject to applicable tax withholding requirements.
     Section 9.4. No Rights as Shareholder. The Participant shall not have any rights as a shareholder with respect to the shares subject to a Share Unit Award until such time as shares of Common Shares are delivered to the Participant pursuant to the terms of the Award.

Section 10. Share Awards
     Section 10.1. Grant of Share Awards. A Share Award may be granted to any Eligible Person selected by the Committee. A Share Award may be granted in lieu of cash compensation, including salary, bonuses, or directors fee payments, as determined the Committee. A Share Award granted to an Eligible Person represents Common Shares that are issued free of restrictions on transfer and other incidents of ownership and free of forfeiture conditions, except as otherwise provided in the Plan and the Award Agreement. The Committee may, in connection with any Share Award, require the payment of a specified purchase price. The Committee may grant Share Awards that are Section 162(m) Awards, as well as Share Awards that are not Section 162(m) Awards.
     Section 10.2. Rights as Shareholder. Subject to the foregoing provisions of this Section 10 and the applicable Award Agreement, the Participant will have all rights of a shareholder with respect to the shares granted to him under a Share Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.
Section 11. Section 162(m) Awards
     Section 11.1. Awards. Options granted under the Plan are intended by their terms to qualify as Section 162(m) Awards. Restricted Stock Awards, Stock Unit Awards, Stock Awards and Performance Awards granted under the Plan may qualify as Section 162(m) Awards if the Awards are granted or become payable or vested based upon pre-established performance goals in accordance with this Section 11.
     Section 11.2. Performance Criteria. In the case of a Restricted Stock Award, Stock Unit Award, Stock Award or Performance Award that is intended to be a Section 162(m) Award, the performance criteria upon which the grant, payment or vesting may be based shall be limited to one or more of the following performance measures, which may be applied with respect to the Company, any Subsidiary or any business unit: cash flow; cash flow from operations; free cash flow; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; income before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; receivable turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; expense reduction levels; stock price; and total shareholder return. The foregoing performance criteria shall have any reasonable definitions that the Committee may specify within the period specified in Section 11.3, which may include or exclude any items specified by the Committee, including but not limited to any or all of the following items: discontinued operations, extraordinary, unusual, non-recurring or special items, effects of accounting changes, effects of currency or interest rate fluctuations, effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities), changes in tax rates, expenses for restructuring or productivity initiatives, litigation losses, non-operating items, effects of acquisitions or divestitures and changes of law or regulation affecting the Company’s business. The foregoing performance measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years, or related to other companies or indices, or as ratios expressing relationships between two or more performance measures. In the case of Awards that are not Section 162(m) Awards, the Committee may designate performance criteria from among the foregoing or such other performance criteria as it shall determine in its sole discretion.
     Section 11.3. Section 162(m) Requirements. In the case of a Restricted Stock Award, Stock Unit Award, Stock Award or Performance Award that is intended to be a Section 162(m) Award, the Committee shall make such determinations with respect to an Award as required by Section 162(m) of the Code within 90 days after the beginning of the performance period (or such other time period as is required under Section 162(m) of the Code). As and to the extent required by Section 162(m) of the Code, the terms of an Award that is a Section 162(m) Award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the Award, and must preclude discretion to increase the amount of compensation payable under the terms of the Award (but may give the Committee discretion to decrease or eliminate the amount of compensation payable).
Section 12. Non-Assignability of Awards
     Section 12.1. Restrictions on Transfer. Except as provided in Section 12.2 with respect to Nonqualified Stock Options, no Award granted under the Plan shall be assigned, transferred, pledged, or otherwise encumbered by a Participant, otherwise than by will, by designation of a beneficiary after death, or by the laws of descent and distribution, or be made subject to execution, attachment or similar process. Except as provided in Section 12.2 with respect to Nonqualified Stock Options, each Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.
     Section 12.2. Limited Transferability of Nonqualified Options. Neither a Nonqualified Stock Option nor any right thereunder may be assigned or transferred by the optionee except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code or the Employee Retirement Income Security Act of 1974), provided, however, the Committee may by written action permit any holder of a Nonqualified Stock Option, either before or after the time of grant, to transfer a Nonqualified Stock Option during his lifetime to one or more members of his family, to one or more trusts for the benefit of one or more members of his family, or to a partnership or partnerships of members of his family, provided that no consideration is paid for the transfer and that such transfer would not result in the loss of any exemption under Rule 16b-3 for any option granted under any plan of the Company. The transferee of a Nonqualified Stock Option shall be subject to all restrictions, terms and conditions applicable to the Nonqualified Stock Option prior to its transfer. The Committee may impose on any transferable Nonqualified Stock Option and on the shares to be issued upon the exercise of a Nonqualified Stock Option such limitations and conditions as the Committee deems appropriate.

Section 13. Change of Control
     Section 13.1. General. In order to maintain all of the Participant’s rights in the event of a Change of Control of the Company, the Committee, in its sole discretion, may, as to any Award, either at the time that an Award is made or any time thereafter, take any one or more of the following actions:
     (a) provide for the acceleration of any time periods relating to the exercise or realization of any such Award, so that such award may be exercised or realized in full on or before a date fixed by the Committee;
     (b) provide for the purchase of any such Award by the Company, upon a Participant’s request, for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of such Participant’s rights had such award been currently exercisable or payable;
     (c) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect a Change of Control; or
     (d) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation, if any, in connection with a Change of Control.
     Section 13.2. Options. All outstanding Options that are not yet exercisable shall become immediately exercisable in full in the event of a Change of Control of the Company.
Section 14. Taxes
     Section 14.1. Withholding for Taxes. The Company shall be entitled, if necessary or desirable, to withhold the amount of any tax attributable to any amounts payable under any Award and the Company may defer making payment of any Award if any such tax, charge, or assessment may be pending until indemnified to its satisfaction.
     Section 14.2. Use of Common Shares for Tax Withholding Payments. Unless the Committee determines otherwise in its discretion, either before or after the grant of an Award, Common Shares may be used in lieu of cash to pay to the Company all or any part of the mandatory federal, state or local withholding tax payments (“Mandatory Withholdings”) as follows:
     (a) Nonqualified Stock Options. A Participant may use Common Shares to pay the Company all or any part of the Mandatory Withholdings at the time of exercise of a Nonqualified Option by following any of the methods of payment set forth in Section 6.6 for use in connection with payment of the exercise price of an Option.
     (b) Restricted Share Awards. If Mandatory Withholdings are required to be paid at the time Restricted Shares are delivered to a Participant or at the expiration of the Restricted Period, then the Participant may pay the Mandatory Withholdings by delivering Common Shares to the Company having a Fair Market Value equal to the amount of the Mandatory Withholdings being paid by the use of Common Shares.
     (c) Performance Shares. If Mandatory Withholdings are required to be paid at the time Common Shares are delivered to a Participant as a Performance Award, then the Participant may pay the Mandatory Withholdings by delivering Common Shares to the Company having a Fair Market Value equal to the amount of the Mandatory Withholdings being paid by the use of Common Shares.
     (d) Share Awards. If Mandatory Withholdings are required to be paid at the time Common Shares are delivered to a Participant in connection with a Share Award, then the Participant may pay the Mandatory Withholdings by delivering Common Shares to the Company having a Fair Market Value equal to the amount of the Mandatory Withholdings being paid by the use of Common Shares.
Section 15. General Provisions
     Section 15.1. Form of Award Agreement. To the extent deemed necessary or appropriate by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a form approved by the Committee setting forth the number of Common Shares or units subject to the Award, the exercise price, the base price, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement shall also set forth the effect on the Award of termination of employment or other service under certain circumstances. The Award Agreement may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of this Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.
     Section 15.2. Forfeiture Events. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for Gross Misconduct, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company.
     Section 15.3. Compliance with Laws and Other Requirements. No Option shall be granted and no Common Shares shall be issued in connection with any Award unless the grant of the Option and the issuance and delivery of Common Shares or cash pursuant to the Award shall comply with all relevant provisions of state and federal law, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, and the requirements of any market system or stock exchange upon which the Common Shares may then be listed or traded.
     Section 15.4. Designation of Beneficiary. Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively and who may include a trustee under a will or living trust) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation or if all designated beneficiaries predecease the Participant, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
     Section 15. 5. Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, his executor, administrator and permitted transferees and beneficiaries.
     Section 15.6. Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Sections hereof are inserted for convenience of reference and constitute no part of the Plan.
     Section 15.7. Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
     Section 15.8. Non-United States Participants. The Committee may grant Awards to persons outside the United States under such terms and conditions as may, in the judgment of the Committee, be necessary or advisable to comply with any tax, securities, regulatory or other laws of the applicable foreign jurisdictions and, to that end, may establish sub-plans, modified option exercise procedures and other terms and procedures. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose.
     Section 15.9. Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Ohio, without reference to the principles of conflicts of laws, and with applicable Federal laws.
Section 16. Notices
Each notice relating to the Plan shall be in writing and delivered in person or by certified or registered mail to the proper address. Each notice to the Committee shall be addressed as follows: Robbins & Myers, Inc., 1400 Kettering Tower, Dayton, Ohio 45423, Attention: Compensation Committee. Each notice to a Participant shall be addressed to the Participant at the address of the Participant maintained by the Company on its books and records. Anyone to whom a notice may be given under this Plan may designate a new address by written notice to the other party to that effect.
Section 17. Effective Date; Expiration Date; Amendment and Termination
     Section 17.1. Effective Date. The Plan was approved by the Board on October 6, 2004 and will become effective upon its approval by the shareholders of the Company at the Annual Meeting of Shareholders of the Company held in 2004.
     Section 17.2. Expiration Date. The Plan shall remain available for the grant of Awards until the expiration of ten years from the date of its approval by shareholders of the Company or such earlier date as the Board shall determine (the “Expiration Date”). The occurrence of the Expiration Date shall not affect the operation of the terms of the Plan or the Company’s or a Participant’s rights and obligations with respect to Awards granted on or prior to the Expiration Date.
     Section 17.3. Amendment. The Board may at any time terminate, amend or modify the Plan, or any provision thereof, in such respects as the Board may deem advisable or the Committee may to the extent permitted by the Plan amend any Award Agreement or other document evidencing an Award made under the Plan, provided, however, the Company shall submit to shareholders for their approval any amendment (other than an amendment pursuant to the adjustment provisions of Section 3.2) required to be submitted for shareholder approval by the New York Stock Exchange or that otherwise would:
     (a) increase the maximum number of Common Shares that may be issued under the Plan;
     (b) expand the types of Awards available to Participants under the Plan;
     (c) materially expand the class of Eligible Persons;
     (d) delete or limit the provisions of Section 6.7 prohibiting the repricing of Options or reduce the price at which Common Shares may be offered under Options;
     (e) extend the term of the Plan; or
     (f) increase the limits in Section 3.2
In addition, no such amendment or modification shall be made which would impair the rights of any Participant, without such Participant’s consent, under any outstanding Award, provided that no such consent shall be required with respect to any amendment or modification if the Committee determines in its sole discretion that such amendment or modification either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of any accounting standard or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

(1)	The Plan was approved by shareholders and became effective on December 8, 2004.

(2)	Sections 7.2 and 10.1 were amended, effective March 30, 2005, by the Board of Directors of the Company.

(3)	Section 2(l) and 3.3 were amended effective October 4, 2006 by the Board of Directors of the Company.